Exhibit 99.1
MarketWise Announces Appointment of Amber Lee Mason
Chief Executive Officer and Board Member

BALTIMORE, MARYLAND, February 15, 2023 (GLOBE NEWSWIRE) -- MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or “the Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today announced that Amber Lee Mason has been appointed Chief Executive Officer of the Company and a member of the board of directors, effective immediately. Dr. Stephen Sjuggerud has stepped down from his current role as Interim Chief Executive Officer.
Throughout her career with MarketWise, Ms. Mason has been responsible for designing and implementing strategy, managing revenue, and overseeing operations across the Company’s affiliate businesses. As Co-CEO of Legacy Research Group for over five years, she successfully grew annual revenues and profits by significant multiples. Additionally, Ms. Mason pioneered a multi-brand organizational structure, which now serves as the model for other MarketWise affiliates. She has been integral in providing strategic and scalable direction to the business, working to improve efficiencies that have led to additional growth as well as achieving short and long-term goals for MarketWise.

Mark Gerhard, member of the MarketWise board of directors remarked, “The board is thrilled Amber has accepted this opportunity to lead MarketWise into its next phase of growth. Amber brings to the role a deep knowledge of our industry and our company, along with a proven track record of success. She was integral in transforming one of our largest subsidiaries, Legacy Research Group, developing it from essentially three idiosyncratic financial research publishing businesses into one working machine resulting in extraordinary growth in terms of revenue and cashflow. As a result, we believe Amber is both highly and uniquely qualified for this role and look forward to her leadership of the Company.”

Ms. Mason commented, “I am excited and honored to be named the next CEO of MarketWise. For almost 20 years, we have worked together to build this company by relying on three core principles: to deliver great investing ideas to the retail investor, to deliver these ideas written in a way that is easy to understand and execute, and to treat our subscribers the way we would want to be treated if the roles were reversed. These principles have informed our growth and management and will continue under my leadership.”

Ms. Mason concluded, “While the markets have been challenging over the last year, our business and subscriber base has been resilient which we believe positions MarketWise to weather the cycle and capitalize on growth opportunities. I am very excited for what the future holds for MarketWise, our employees, our subscribers, and our shareholders.”

Ms. Mason has steadily risen through MarketWise’s businesses holding increasing levels of responsibility since joining the Company in 2006. Ms. Mason was recently appointed MarketWise’s Chief Operating Officer and is a member of the executive team, supporting all businesses under the MarketWise umbrella. Prior to her role as COO, Ms. Mason was the Company’s Vice President of Business Development where she assessed potential acquisitions through an operator’s lens and conducted due diligence including evaluating products and business strategy. Ms. Mason served as Managing Partner and Co-CEO for the Legacy Research Group from 2016 to 2021. Prior to Legacy, Ms. Mason held various roles including Managing Director, Senior Editor and Executive Editor for more than a decade at various MarketWise affiliates.

Ms. Mason holds a Bachelor’s degree in English Language and Literature from the University of Chicago and is a member of the Phi Beta Kappa Society.

About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 180 products, and serving a community of approximately 16 million free and paid subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s ability to capitalize on growth opportunities. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including those described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2021.

MarketWise Investor Relations Contact

Jonathan Shanfield – MarketWise Investor Relations
Jamie Lillis – Solebury Strategic Communications

(800) 290-4113
ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com
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